Exhibit 10.36

THE ALTRIA GROUP, INC.

2005 PERFORMANCE INCENTIVE PLAN

DEFERRED STOCK AGREEMENT

(January 25, 2006)

ALTRIA GROUP, INC. (the “Company”), a Virginia corporation, hereby grants to the employee identified in the 2006 Deferred Stock Award section of the Award Statement (the “Employee”) under The Altria Group, Inc. 2005 Performance Incentive Plan (the “Plan”) a Deferred Stock Award (the “Award”) dated January 25, 2006, (the “Award Date”) with respect to the number of shares set forth in the 2006 Deferred Stock Award section of the Award Statement (the “Deferred Shares”) of the Common Stock of the Company (the “Common Stock”), all in accordance with and subject to the following terms and conditions:

1. Restrictions.    Subject to Section 2 below, the restrictions on the Deferred Shares shall lapse and the Deferred Shares shall vest on the Vesting Date set forth in the 2006 Deferred Stock Award section of the Award Statement (the “Vesting Date”), provided that the Employee remains an employee of the Company (or a subsidiary or affiliate) during the entire period commencing on the Award Date set forth in the Award Statement and ending on the Vesting Date.

2. Termination of Employment Before Vesting Date.    In the event of the termination of the Employee’s employment with the Company (and with all subsidiaries and affiliates of the Company) prior to the Vesting Date due to death, Disability or Normal Retirement, the restrictions on the Deferred Shares shall lapse and the Deferred Shares shall become fully vested on the date of death, Disability, or Normal Retirement.

 If the Employee’s employment with the Company (and with all subsidiaries and affiliates of the Company) is terminated for any reason other than death, Disability, or Normal Retirement prior to the Vesting Date, the Employee shall forfeit all rights to the Deferred Shares. Notwithstanding the foregoing, upon the termination of an Employee’s employment with the Company (and with all subsidiaries and affiliates of the Company, applying an 80% threshold to the definitions contained in Section 9), the Compensation Committee of the Board of Directors of the Company may, in its sole discretion, waive the restrictions on, and the vesting requirements for, the Deferred Shares.

3. Voting and Dividend Rights.    The Employee does not have the right to vote the Deferred Shares or receive dividends prior to the date, if any, such Deferred Shares are paid to the Employee in the form of Common Stock pursuant to the terms hereof. However, unless otherwise determined by the Committee, the Employee shall receive cash payments (less applicable withholding taxes) in lieu of dividends otherwise payable with respect to shares of Common Stock equal in number to the Deferred Shares that have not been forfeited, as such dividends are paid.

4. Transfer Restrictions.    This Award and the Deferred Shares are non-transferable and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process. Upon any attempt to effect any such disposition, or upon the levy of any such process, the Award shall immediately become null and void and the Deferred Shares shall be forfeited. These restrictions shall not apply, however, to any payments received pursuant to Section 7 below.

5. Withholding Taxes.    The Company is authorized to satisfy the actual minimum statutory withholding taxes arising from the granting, vesting, or payment of this Award, as the case may be, by deducting the number of Deferred Shares having an aggregate value equal to the amount of withholding taxes due from the total number of Deferred Shares awarded, vested, paid, or

Exhibit 10.36

otherwise becoming subject to current taxation. The Company is also authorized to satisfy the actual withholding taxes arising from the granting or vesting of this Award, or hypothetical withholding tax amounts if the Employee is covered under a Company tax equalization policy, as the case may be, by the remittance of the required amounts from any proceeds realized upon the open-market sale of the Common Stock received in payment of vested Deferred Shares by the Employee. Deferred Shares deducted from this Award in satisfaction of actual minimum withholding tax requirements shall be valued at the Fair Market Value of the Common Stock received in payment of vested Deferred Shares on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Employee under applicable tax laws. If the Employee is covered by a Company tax equalization policy, the Employee also agrees to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy.

6. Death of Employee.    If any of the Deferred Shares shall vest upon the death of the Employee, any Common Stock received in payment of the vested Deferred Shares shall be registered in the name of the estate of the Employee except that, to the extent permitted by the Compensation Committee, if the Company shall have theretofore received in writing a beneficiary designation, the Common Stock shall be registered in the name of the designated beneficiary.

7. Payment of Deferred Shares.    Each Deferred Share granted pursuant to this Award represents an unfunded and unsecured promise of the Company to issue to the Employee, on or as soon as practicable after the date the Deferred Share becomes fully vested pursuant to Section 1 or 2 and otherwise subject to the terms of this Agreement, the value of one share of the Common Stock. Except as otherwise expressly provided in the 2005 Deferred Stock Award section of the Award Statement and subject to the terms of this Agreement, such issuance shall be made to the Employee (or, in the event of his or her death to the Employee’s estate or beneficiary as provided above) in the form of Common Stock as soon as practicable following the full vesting of the Deferred Share pursuant to Section 1 or 2.

8. Special Payment Provisions.    Notwithstanding anything in this Agreement to the contrary, if the Employee is (i) a “specified employee” within the meaning of section 409A(a)(2)(B) of the Internal Revenue Code and the regulations thereunder and (ii) subject to US Federal income tax on any part of the payment of the Deferred Shares, then any payment of Deferred Shares under Section 7 that is on account of his termination of employment shall be delayed until six months following the Employee’s termination of employment. In addition, if the Employee is subject to US Federal income tax on any part of the payment of the Deferred Shares, the Employee is not vested in his Deferred Shares, and the Employee (i) becomes eligible for Normal Retirement while employed by a subsidiary or affiliate of the Company that would not be a subsidiary or affiliate applying an 80% threshold to the definitions contained in Section 9 or (ii) becomes eligible for Normal Retirement and subsequently transfers to a subsidiary or affiliate of the Company that would not be a subsidiary or affiliate applying an 80% threshold to the definitions contained in Section 9, then the Employee’s Deferred Shares shall be paid to the Employee at such time in accordance with Section 7, subject to a six-month delay from the date treated as a “separation from service” within the meaning of section 409A(a)(2)(A)(i) of the Internal Revenue Code and the regulations thereunder, if applicable pursuant to the first sentence of this Section 8.

9. Other Terms and Provisions.    The terms and provisions of the Plan (a copy of which will be furnished to the Employee upon written request to the Office of the Secretary, Altria Group, Inc., 120 Park Avenue, New York, New York 10017) are incorporated herein by reference. To the extent any provision of this Award is inconsistent or in conflict with any term or provision of the Plan, the Plan shall govern. For purposes of this Agreement, (a) the term “Disability” means permanent and total disability as determined under procedures established by the Company for purposes of the Plan, and (b) the term “Normal Retirement” means retirement from active employment under a pension plan of the Company, any subsidiary or affiliate or under an

Exhibit 10.36

employment contract with any of them on or after the date specified as the normal retirement age in the pension plan or employment contract, if any, under which the Employee is at that time accruing pension benefits for his or her current service (or, in the absence of a specified normal retirement age, the age at which pension benefits under such plan or contract become payable without reduction for early commencement and without any requirement of a particular period of prior service). In any case in which (i) the meaning of “Normal Retirement” is uncertain under the definition contained in the prior sentence or (ii) a termination of employment at or after age 65 would not otherwise constitute “Normal Retirement,” an Employee’s termination of employment shall be treated as a “Normal Retirement” under such circumstances as the Committee, in its sole discretion, deems equivalent to retirement. Generally, for purposes of this Agreement, (x) a “subsidiary” includes only any company in which the Company, directly or indirectly, has a beneficial ownership interest of greater than 50 percent and (y) an “affiliate” includes only any company that (A) has a beneficial ownership interest, directly or indirectly, in the Company of greater than 50 percent or (B) is under common control with the Company through a parent company that, directly or indirectly, has a beneficial ownership interest of greater than 50 percent in both the Company and the affiliate. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, issuance of rights or warrants or other similar transaction or event affecting the Common Stock after the date of this Award, the Board of Directors of the Company is authorized, to the extent it deems appropriate, to make adjustments to the number and kind of shares of stock subject to this Award, including the substitution of equity interests in other entities involved in such transactions, to provide for cash payments in lieu of Deferred Shares, and to determine whether continued employment with any entity resulting from such a transaction will or will not be treated as continued employment with the Company or a subsidiary or affiliate. Capitalized terms not otherwise defined herein have the meaning set forth in the Plan.

IN WITNESS WHEREOF, this Deferred Stock Agreement has been duly executed as of January 25, 2006.

ALTRIA GROUP, INC.

By:
Senior Vice President Human Resources & Administration